Exhibit 99.1

Contact: Brian Turner
Chief Financial Officer
425-943-8000

Media Contact: Marci Maule
Director Public Relations
425-943-8277
COINSTAR ANNOUNCES FOURTH QUARTER AND FULL YEAR 2008 RESULTS
Record Annual Revenue and EBITDA
BELLEVUE, Wash.—February 12, 2009—Coinstar, Inc. (NASDAQ: CSTR) today announced results for the three month and full-year periods ended December 31, 2008.
Despite unprecedented economic challenges, Coinstar’s 4th Wall® bundle of products and services continued to grow. Led by both organic and acquisition related growth of its DVD, Money Transfer, and Coin product lines, Coinstar saw consolidated revenue grow 67% from the prior year period. Based on the ongoing strength of its business, along with the growth attributed to Redbox Automated Retail, LLC, management is raising its formal 2009 guidance to a range of $1.2 billion to $1.3 billion in revenue with $185 million to $195 million in EBITDA. This accelerates prior guidance that targeted a 12 month run-rate of $1 billion in revenue and roughly $200 million in EBITDA beginning mid-year 2009.
Highlights for the three months ended December 31, 2008, were as follows:

Revenue	$261.0	million
EBITDA	$45.5	million (see Appendix A)
Free Cash Flow	$6.5	million (see Appendix A)
Net Income	$4.2	million
Highlights for the full year 2008 were as follows:

Revenue	$911.9	million
EBITDA	$159.9	million (see Appendix A)
Free Cash Flow	$(0.4	) million (see Appendix A)
Net Income	$14.1	million
“Coinstar continued to make progress with its 4th Wall strategy in 2008, serving more than 90,000 points of presence with a broad and diverse product portfolio. The Company’s DVD kiosk and Coin processing product lines both had record years, while Money Transfer and Entertainment revenues were adversely affected by the slowing and unprecedented economic environment,” stated Dave Cole, Chief Executive Officer of Coinstar. “The strategic progress of our business, however, has allowed us to formally raise guidance and we are pleased to target over $1 billion in revenues and nearly $200 million in EBITDA in calendar year 2009. We credit the strength of our network and the ongoing value we bring to retailers and consumers, particularly in these times.”
Other Information
Installed Base

	December 31, 2008	December 31, 2007
Coin	18,400	15,400
Coin to card, e-payment or e-certificate enabled	11,000	10,700

Crane	21,000	28,000
Bulk heads and other	124,000	252,000
POSA terminals	23,000	17,500
Redbox and DVDXpress kiosks	13,700	7,000
Cash paid for capital expenditures for the three months and full year ended December 31, 2008, was $36.8 million and $163.6 million, respectively.
At December 31, 2008, Coinstar had federal and state cumulative net operating loss carryforwards of approximately $73.8 million and $44.1 million, respectively. In addition, there were foreign net operating loss carryforwards of approximately $27.7 million. Although Coinstar recorded $16.2 million in tax expense for the year, cash paid for taxes during the year totaled $3.6 million.
First Quarter and Full Year 2009 Guidance
Management estimates that revenue for the first quarter of 2009 will range from $260 million to $270 million. In addition, management estimates GAAP earnings per fully taxed, fully diluted share will range from $0.04 to $0.10, assuming that Coinstar will complete the acquisition of the minority interests in Redbox on February 26, 2009.
Management also estimates that revenue for the full year 2009 will range from $1.2 to $1.3 billion with EBITDA of $185 — $195 million.
Conference Call
A conference call to discuss the fourth quarter and full year 2008 results will be broadcast live over the Internet today, Thursday, February 12, 2009, at 5:00 p.m. Eastern Time. The webcast will be hosted at the “About Us – Investor Relations” section of Coinstar’s Web site at www.coinstar.com, where you can also find certain accompanying information relating to our earnings call.

About Coinstar, Inc.
Coinstar, Inc. (NASDAQ:CSTR) is a multi-national company offering a range of 4th Wall® solutions for the retailers’ front of store consisting of self-service coin counting, DVD rental, money transfer, electronic payment solutions, and entertainment services. The Company’s products and services can be found at more than 90,000 points of presence including supermarkets, drug stores, mass merchants, financial institutions, convenience stores and restaurants. For more information, visit www.coinstar.com.
# # #
Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “goals,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements in this release include statements regarding Coinstar, Inc.’s anticipated growth and future operating results. Forward-looking statements are not guarantees of future performance and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by Coinstar, Inc., as well as from risks and uncertainties beyond Coinstar, Inc.’s control. Such risks and uncertainties include, but are not limited to, the termination, non-renewal or renegotiation on materially adverse terms of our contracts with our significant retailers, payment of increased service fees to retailers, the ability to attract new retailers, penetrate new markets and distribution channels, cross-sell our products and services and react to changing consumer demands, the ability to achieve the strategic and financial objectives for our entry into or expansion of new businesses, the ability to adequately protect our intellectual property, and the application of substantial federal, state, local and foreign laws and regulations specific to our business. The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review “Risk Factors” described in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. These forward-looking statements reflect Coinstar, Inc.’s expectations as of the date of this release. Coinstar, Inc. undertakes no obligation to update the information provided herein.

Appendix A
(in thousands unless otherwise noted)
Non GAAP measures
Non GAAP measures are provided as a complement to results provided in accordance with United States generally accepted accounting principles (“GAAP”). Non GAAP measures are not a substitute for measures computed in accordance with GAAP. Definitions of such non GAAP measurements are provided below. These definitions are provided to allow the reader to reconcile non GAAP data to that presented in accordance with GAAP. Our non GAAP measures may be different from the presentation of financial information by other companies.
EBITDA, as defined, represents earnings before net interest expense, income taxes, depreciation, amortization and certain other non-cash charges including stock based compensation expense and minority interest. We believe EBITDA is an important non GAAP measure as it provides useful information to investors regarding our ability to service, incur or pay down indebtedness. In addition, management uses such non GAAP measures internally to evaluate performance and manage operations. See below for reconciliation of most comparable GAAP measurements to EBITDA, which includes 100% EBITDA generated by Redbox.

	Three Months Ended	Twelve Months Ended
(in thousands)	December 31, 2008	December 31, 2008
Net income	$4,220	$14,112
Depreciation, amortization and other	25,302	85,864
Interest expense, net	5,337	20,497
Income taxes	4,421	16,194
Stock based compensation	2,523	8,811
Minority interest	3,647	14,436

EBITDA	$45,450	$159,914

Free cash flow, excluding Redbox: we believe free cash flow is an important non GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness and repurchase our common stock. We use free cash flow as a measure to reflect cash available to service our debt as well as to fund our expenditures. Free cash flow may be reconciled from net cash provided by operating activities, the most directly comparable GAAP measure. The table below reflects Coinstar’s free cash flow excluding any net cash flow from Redbox.

	Three Months Ended	Twelve Months Ended
(in thousands)	December 31, 2008	December 31, 2008
Net cash provided by operating activities	$81,701	$191,827
Changes in operating assets and liabilities	(42,153)	(50,538)
Cash paid for capital expenditures, net	(36,827)	(160,406)
Net free cash flow used by Redbox	3,776	18,755

FREE CASH FLOW, excluding Redbox	$6,497	$(362)

Coinstar, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Month Periods		Twelve Month Periods
	Ended December 31		Ended December 31
	2008	2007	2008	2007
REVENUE	$260,981	$133,314	$911,900	$546,297

EXPENSES
Direct operating	180,945	85,112	634,285	356,042
Marketing	5,311	2,009	19,303	11,899
Research and development	1,180	1,070	4,758	5,153
General and administrative	29,472	13,857	95,234	55,193
Depreciation and other	23,089	14,724	76,661	58,841
Amortization of intangible assets	2,213	1,962	9,124	7,331
Proxy, write-off of acquisition costs, and litigation settlement	—	—	3,084	—

Impairment loss and inventory write-off	—	65,220	—	65,220

Income (loss) from operations	18,771	(50,640)	69,451	(13,382)
OTHER INCOME (EXPENSE):
Interest income and other expense, net	(994)	292	(2,656)	2,348
Interest expense	(5,490)	(4,605)	(21,716)	(17,069)
(Loss) income from equity investments	1	472	(337)	1,333
Minority interest	(3,647)	—	(14,436)	—
Early retirement of debt	—	(1,794)	—	(1,794)

Income (loss) before income taxes	8,641	(56,275)	30,306	(28,564)
Income taxes	(4,421)	19,053	(16,194)	6,311

NET INCOME (LOSS)	$4,220	$(37,222)	$14,112	$(22,253)

NET INCOME (LOSS) PER SHARE:
Basic	$0.15	$(1.34)	$0.50	$(0.80)
Diluted	$0.15	$(1.34)	$0.50	$(0.80)

WEIGHTED SHARES OUTSTANDING:
Basic	28,190	27,832	28,041	27,805
Diluted	28,334	27,832	28,464	27,805

Coinstar, Inc.
Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31,	December 31,
	2008	2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$66,408	$21,397
Cash in machine or in transit	34,583	87,858
Cash being processed	91,044	87,337
Trade accounts receivable, net of allowance for doubtful accounts of $2,702 and $1,489 at December 31, 2008 and December 31, 2007, respectively	51,908	49,809
Inventory	92,247	33,360
Deferred income taxes	6,881	3,459
Prepaid expenses and other current assets	24,715	18,747

Total current assets	367,786	301,967
PROPERTY AND EQUIPMENT, NET	352,753	146,041
DEFERRED INCOME TAXES	4,338	16,447
OTHER ASSETS	8,061	15,150
EQUITY INVESTMENTS	—	33,052
INTANGIBLE ASSETS, NET	43,385	34,457
GOODWILL	290,391	221,459

TOTAL ASSETS	$1,066,714	$768,573

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$136,194	$49,829
Accrued payable to retailers and agents	118,503	99,998
Other accrued liabilities	97,487	40,911
Current portion of long-term debt and capital lease obligations	31,919	6,505

Total current liabilities	384,103	197,243
LONG-TERM DEBT, CAPITAL LEASE OBLIGATIONS AND OTHER	319,451	266,146
DEFERRED TAX LIABILITY	12,072	54
MINORITY INTEREST	31,060	—

TOTAL LIABILITIES	746,686	463,443

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.001 par value—Authorized, 5,000,000 shares; no shares issued and outstanding at December 31, 2008 and December 31, 2007	—	—
Common stock, $0.001 par value—Authorized, 45,000,000 shares; 30,181,151 and 29,665,125 issued and 28,255,070 and 27,739,044 shares outstanding at December 31, 2008 and December 31, 2007, respectively	369,735	354,509
Accumulated deficit	(2,672)	(16,784)
Treasury stock	(40,831)	(40,831)
Accumulated other comprehensive income	(6,204)	8,236

Total stockholders’ equity	320,028	305,130

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,066,714	$768,573

COINSTAR, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Twelve Month Periods
	Ended December 31
	2008	2007
OPERATING ACTIVITIES:
Net income (loss)	$14,112	$(22,253)
Adjustments to reconcile income (loss) from operations to net cash provided by operating activities:
Depreciation and other	76,661	58,841
Amortization of intangible assets and deferred financing fees	9,612	8,043
Loss on early retirement of debt	—	1,794
Impairment loss and inventory write-off	—	65,220
Write-off of acquisition costs	1,004	—
Non-cash stock-based compensation	8,811	6,421
Excess tax benefit from exercise of stock options	—	(3,764)
Deferred income taxes	12,121	(9,142)
Loss (income) from equity investments	3,449	(1,624)
Minority interest	14,436	—
Other	1,083	(656)
Cash provided (used) by changes in operating assets and liabilities, net of effects of business acquisitions:	50,538	(44,814)

Net cash provided by operating activities	191,827	58,066
INVESTING ACTIVITIES:
Purchase of property and equipment	(163,643)	(84,318)
Acquisitions, net of cash acquired	(24,829)	(7,249)
Loan to Equity investee	—	(10,000)
Proceeds from sale of fixed assets	3,237	2,294

Net cash used by investing activities	(185,235)	(99,273)
FINANCING ACTIVITIES:
Principal payments on long-term debt, revolver loan, and capital lease obligations	(442,731)	(338,543)
Additional borrowings on credit facility	433,500	400,500
Financing fees associated with line of credit	—	(1,692)
Excess tax benefit from exercise of stock options	—	3,764
Repurchase of common stock	—	(10,025)
Proceeds from exercise of stock options	8,629	4,281

Net cash (used) provided by financing activities	(602)	58,285
Effect of exchange rate changes on cash	(10,547)	1,350
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS, CASH IN MACHINE OR IN TRANSIT, AND CASH BEING PROCESSED	(4,557)	18,428
CASH AND CASH EQUIVALENTS, CASH IN MACHINE OR IN TRANSIT, AND CASH BEING PROCESSED:
Beginning of period	196,592	178,164

End of period	$192,035	$196,592